Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Gammon Gold Inc. of our report dated March 29, 2010 relating to the consolidated financial statements of Nayarit Gold Inc., which appears in Amendment No. 1 to Capital Gold Corporation’s Current Report on Form 8-K dated October 13, 2010. We also consent to the reference to us under the heading “Independent Auditors” in such Registration Statement.

We also consent to the incorporation by reference in this Registration Statement on Form F-4 of Gammon Gold Inc. of our Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Difference for Nayarit Gold Inc. dated March 29, 2010, which appears in Amendment No. 1 to Capital Gold Corporation’s Current Report on Form 8-K dated October 13, 2010.

/s/ PricewaterhouseCoopers LLP

Halifax, Canada
November 4, 2010